EXHIBIT 1

                             MATERIAL CHANGE REPORT

              s. 85(1)(b) OF THE SECURITIES ACT (BRITISH COLUMBIA)
                  s. 118(1)(b) OF THE SECURITIES ACT (ALBERTA)
                s. 84(1)(b) OF THE SECURITIES ACT (SASKATCHEWAN)
                    s. 75(2) OF THE SECURITIES ACT (ONTARIO)
                      s. 73 OF THE SECURITIES ACT (QUEBEC)
                  s. 81(2) OF THE SECURITIES ACT (NOVA SCOTIA)
                 s. 76(2) OF THE SECURITIES ACT (NEWFOUNDLAND)


ITEM 1.    REPORTING ISSUER:

           Breakwater Resources Ltd.
           Suite 2000
           95 Wellington Street West
           Toronto, Ontario
           M5J 2N7

ITEM 2.    DATE OF MATERIAL CHANGE:

           March 9, 2004.

ITEM 3.    PRESS RELEASE:

           A press release regarding the material change was issued in Toronto, Ontario on March 10, 2004 through Canada NewsWire.

ITEM 4.    SUMMARY OF MATERIAL CHANGE:

           Breakwater Resources Ltd. released its financial and operating results for the year and quarter ended December 31, 2003.

ITEM 5.    FULL DESCRIPTION OF MATERIAL CHANGE:

           Please see attached press release.

ITEM 6. RELIANCE ON SECTION 75(3) OF THE SECURITIES ACT (ONTARIO) AND ANALOGOUS PROVISIONS:

           Not applicable.

ITEM 7.    OMITTED INFORMATION:

           Not applicable.

ITEM 8.    SENIOR OFFICERS:

           E. Ann Wilkinson
           Corporate Secretary
           Breakwater Resources Ltd.

           Telephone: (416) 363-4798 Ext. 277

                                       2.

ITEM 9. -  STATEMENT OF SENIOR OFFICER:

           The foregoing accurately discloses the material change referred to herein.

           Dated at Toronto, Ontario as of the 17th day of March, 2004.


                                              E. Ann Wilkinson" (signed)

                                              ---------------------------------

                                              E. Ann Wilkinson
                                              Corporate Secretary
                                              Breakwater Resources Ltd.

[LOGO] B
--------------------------------------------------------------------------------
BREAKWATER RESOURCES LTD.
95 Wellington Street West, Suite 950
Toronto, Ont., M5J 2N7
                                                       Tel: (416) 363-4798
                                                       Fax: (416) 363-1315
--------------------------------------------------------------------------------
NEWS RELEASE

        BREAKWATER ANNOUNCES 2003 ANNUAL FINANCIAL AND OPERATING RESULTS

Toronto, Canada, March 10, 2004...BREAKWATER RESOURCES LTD. (TSX - BWR)

For the year ended December 31, 2003, Breakwater Resources Ltd. (the "Company") reported Net Earnings of $7.1 million ($0.03 per share) on Gross sales revenue of $207.6 million compared with a Net Loss in 2002 of $19.9 million ($0.12 per share) on Gross sales revenue of $305.4 million.

The following are the notable details related to the Net Earnings of 2003 compared with the Net Loss of 2002:

o Gross sales revenue decreased by 32 percent due mainly to the closure of the Nanisivik mine in September 2002 and the effect of the stronger Canadian dollar.
o General and administrative costs were reduced by $1.1 million due to lower capital taxes, lower office costs and a one-time compensation expense of $0.6 million incurred in 2002.
o Interest and financing costs decreased by $1.4 million due to reduced debt levels following the partial repayment of debt and lower interest rates.
o Foreign exchange gain on US dollar denominated debt rose by $10.9 million, $4.4 million of this gain was realized on the repayment of US$17.1 million of the bank debt in July and December.
o Other non-producing property costs decreased by $9.3 million largely as a result of the gain on the sale of the Lapa properties of $10.3 million in June of 2003.

The year ended December 31, 2003, saw a marked improvement in the US dollar zinc price from the 2002 record low. The zinc price closed at the end of 2003 at US$1,008 per tonne compared with US$750 at the end of 2002, averaging US$828 per tonne for the year compared with US$779 for 2002. However, the stronger Canadian dollar offset the benefit of the improved average US dollar metal price. The average Canadian dollar price of zinc in 2003 was $1,161 per tonne compared with $1,220 per tonne in 2002 based on an average C$/US$ exchange rate of 1.4004 versus 1.5701. All metal prices closed significantly higher at the end of 2003 compared with the end of 2002 and are expected to remain at these levels or higher in 2004.

In November 2003, the Company received net proceeds of approximately $28.0 million on the issuance of 85.8 million common shares of the Company (the "Common Shares") pursuant to a subscription receipt offer in October. A portion of these funds was used to repay part of the bank debt as more completely described later in this news release.

-------------------------------------- ------------
Use of Proceeds ($ millions)
-------------------------------------- ------------

-------------------------------------- ------------
Bank Debt Repayment                     15.7
-------------------------------------- ------------
Working Capital                         12.3
-------------------------------------- ------------
Net Proceeds                            28.0
-------------------------------------- ------------

Total debt was substantially lower at the end 2003 at $25.8 million compared with $78.7 million at the end of 2002. During 2003, US$17.1 million was repaid against the Non-Revolving Facility and the Supplementary Term Facility, combined as (the "Non-Revolving Facility"). The revolver component of the Credit Facility (the "Revolver") was paid down from US$16.0 million to US$5.0 million, and the stronger Canadian dollar reduced the carrying value of the balance of the US dollar denominated debt.

The Company's Credit Facility, which was repayable in full on January 2, 2004, was renegotiated in November 2003. Under this amended agreement the term of the Non-Revolving Facility was extended to January 2, 2009 and requires 54 equal monthly principal payments starting in July 2004. The Revolver was extended to January 2, 2005 and is subject to annual review. The amount available under the Revolver was reduced from US$30.0 million to US$25.0 million.

On January 28, 2004, the Company completed the sale of 57,142,858 units for net proceeds of $37.3 million. Each unit consisted of one Common Share and one-half of one Common Share purchase warrant. Each whole warrant entitles the holder to acquire one Common Share at a price of $1.00 at any time until January 28, 2009. The Company used $16.0 million of the proceeds to retire the Non-Revolving Facility, $16.4 million of the proceeds will be used to start the development of the Langlois mine and the balance for working capital and general corporate purposes.

------------------------------------------- ---------------
Use of Proceeds ($ millions)
------------------------------------------- ---------------
Bank Debt Repayment                                   16.0
------------------------------------------- ---------------
Langlois Development                                  16.4
------------------------------------------- ---------------
Working Capital and General Corporate                  4.9
Purposes
------------------------------------------- ---------------
Net Proceeds                                          37.3
------------------------------------------- ---------------

On February 16, 2004, the Company signed a letter of intent with Boliden AB to purchase all the outstanding shares of Boliden Westmin (Canada) Limited ("BWCL"). BWCL is the owner of the Myra Falls mine in British Columbia. The acquisition of BWCL will be exclusive of the Premier Gold property and certain other assets and liabilities. The general terms of the proposed acquisition include the Company issuing 18 million Common Shares and 5 million warrants, exercisable at $1.00 per Common Share until January 28, 2009. Subject to final due diligence, the acquisition is expected to close early in the second quarter of 2004.

The Myra Falls mine produces zinc and copper concentrates containing significant gold and silver as well as a gold-bearing gravity concentrate. The operation consists of a 1.25 million tonne per annum underground mine and processing facility, and associated infrastructure including a storage and load out terminal in the community of Campbell River, BC. In 2003 Myra Falls produced 57,400 tonnes of zinc, 10,700 tonnes of copper, 27,300 ounces of gold and 720,900 ounces of silver.

FOURTH QUARTER REVIEW

For the quarter ended December 31, 2003, the Company reported Net Earnings of $0.3 million ($0.00 per share) on Gross sales revenue of $51.4 million compared with a Net Loss of $2.0 million ($0.01 per share) on $104.2 million of Gross sales revenue for the fourth quarter of 2002.

The reduction in Gross sales revenue quarter over quarter was a result of: the closure of the Nanisivik mine in September 2002 reducing the amount of concentrate available for sale; the timing of the shipments from the other mines; a $1.1 million charge for metal hedge settlements and the mark to market liability inherent in these instruments; and the stronger Canadian dollar resulting in lower realized Canadian dollar revenue. Despite the increase in the average realized US dollar zinc price in the fourth quarter of 2003 to US$859 from US$775 in 2002 the average realized Canadian dollar price declined slightly to $1,202 from $1,217. Notwithstanding the lower Gross sales revenue, the Contribution from mining activities in 2003 was $0.9 million, only slightly less than the $1.1 million in 2002 or 1.7 percent versus 1.1 percent of Gross sales revenue respectively. This improved contribution on a percentage basis resulted from lower unit Treatment and marketing costs and the stronger Canadian dollar as Treatment and marketing costs are incurred mainly in US dollars.

General and administrative costs were $0.7 million dollars lower for the quarter, as the fourth quarter of 2002 included a one-time compensation expense of $0.6 million.

$2.0 million Foreign exchange gain was realized on US dollar denominated debt compared with $0.2 million in the fourth quarter of 2002 due to the stronger Canadian dollar.

The Company realized a recovery of Income and mining taxes of $1.0 million compared with less than $0.1 million in the fourth quarter of 2002.

Cash flow from operations (before changes in non-cash working capital items) was $10.4 million in fourth quarter of 2003 compared with $3.1 million in the same period in 2002.

SUMMARY OF QUARTERLY RESULTS
-----------------------------  ------------------------------------------- -------------------------------------------
                                                   2002                                      2003
------------------------------ ---------- --------- ---------- ----------- ---------- ----------- --------- ----------
                                   Q1        Q2         Q3         Q4          Q1          Q2         Q3         Q4
------------------------------ ---------- --------- ---------- ----------- ---------- ----------- --------- ----------
Gross Sales Revenue                 64.5      60.9       74.2       104.2       52.9        61.7      41.6       51.4
($ millions)
------------------------------ ---------- --------- ---------- ----------- ---------- ----------- --------- ----------
Net Earning (Loss)                  (3.3)      2.3      (16.9)      ($2.0)       0.1        10.8      (4.1)       0.3
($ millions)
------------------------------ ---------- --------- ---------- ----------- ---------- ----------- --------- ----------
   Per share basic                ($0.03)    $0.01     ($0.09)     ($0.01)     $0.00       $0.05    ($0.02)     $0.00
------------------------------ ---------- --------- ---------- ----------- ---------- ----------- --------- ----------
   Per share diluted                 N/A     $0.01        N/A         N/A      $0.00       $0.05       N/A      $0.00
------------------------------ ---------- --------- ---------- ----------- ---------- ----------- --------- ----------
YTD to the end of the             1.5943    1.5741     1.5704      1.5701     1.5097      1.4537    1.4290     1.4004
Quarter (C$/US$)
------------------------------ ---------- --------- ---------- ----------- ---------- ----------- --------- ----------
Average realized zinc price         $791      $813       $752        $775       $785        $768      $810       $859
(US$/t)
------------------------------ ---------- --------- ---------- ----------- ---------- ----------- --------- ----------
Average realized zinc price       $1,261    $1,280     $1,181      $1,217     $1,185      $1,116    $1,157     $1,202
(C$/t)
------------------------------ ---------- --------- ---------- ----------- ---------- ----------- --------- ----------
Concentrate tonnes sold          105,388    98,069    139,425     180,448     89,653     116,366    78,626     93,519
------------------------------ ---------- --------- ---------- ----------- ---------- ----------- --------- ----------

The quantity of concentrate tonnes sold directly effects Gross sales revenue. The shipment and sale of concentrate can vary from quarter to quarter based on customer agreements and the availability of ships. The Nanisivik mine closure in September 2002 reduced the amount of concentrate available for sale in subsequent quarters. As all sales are based in US dollars the impact of the declining US dollar against the Canadian dollar reduced the realized Canadian dollar Gross sales revenue, this despite an improvement in the average realized US dollar price of zinc in the third and fourth quarters of 2003.

        OUTLOOK

The Company's earnings and cash flow have historically, in a very large part, been determined by the zinc metal price. However, with the planned acquisition of BWCL and its principal asset, the Myra Falls mine, sales revenue from copper, gold and silver will be a higher percentage of gross sales revenue and lessens our dependence on one metal.

While the past three years have been challenging due to depressed metal prices, the commodity markets turned for the better during the last few months of 2003 and are forecast to be very strong for 2004 and onward. Continued strong Chinese consumption, in conjunction with increasing demand in the rest of the world, has improved both market fundamentals and sentiment. Although zinc metal inventories remain relatively high, they have begun to decline and appear to be following the trends of other base metals, including copper and lead.

As a result of the improved metals markets and two successful financings, the Company can now return to a growth mode. The injection of new equity allowed the Company to retire its Non-Revolving Facility and add working capital and, combined with the improved metal prices, should support the improved financial performance of the Company and underpin its ability to grow.

Looking ahead, the Company has several opportunities for currently owned projects. These include the completion of the expansion at the El Toqui mine and the reopening of the Langlois mine which will replace the declining production due to the expected closure of the Bouchard-Hebert and Bougrine mines in 2005. The Company also plans to expand its exploration programs in and around all of its mines, and pursue an industrial mineral opportunity in Tunisia. In terms of acquisitions, the Company is working toward the prompt finalization of the purchase of BWCL and its Myra Falls mine and continues to pursue additional opportunities in the base metal sector.

It is management's intent, as in the past, to grow the Company in a manner that is accretive to its shareholders. The Company's vision is to grow its business and increase its ranking in the top ten global zinc concentrate producers, and the base metal sector in general.

SELECTED ANNUAL INFORMATION

The consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles. The reporting currency is Canadian dollars.


STATEMENT OF OPERATIONS AND DEFICIT                         Years ended December 31,
DATA                                             -----------------------------------------------

                                                      2003            2002            2001
                                                 --------------  --------------  ---------------
                                                 ($000's except for per share numbers, ratios and
                                                 weights)
Tonnes of Concentrate Sold
  (Zinc, Copper and Lead)                            378,164         523,330          505,521
Gross Sales Revenue                                  207,591         305,354          304,037
Treatment and Marketing Costs                         83,581         136,738          142,236
Net Sales Revenue                                    124,010         168,616          161,801
Total Operating Costs                                129,631         178,112          185,293
Loss from Mining Activities                           (5,621)         (9,496)         (23,492)


STATEMENT OF OPERATIONS AND DEFICIT                         Years ended December 31,
DATA                                             -----------------------------------------------

                                                      2003            2002            2001
                                                 --------------  --------------  ---------------
                                                 ($000's except for per share numbers, ratios and
                                                 weights)
Net Earnings (Loss)                                    7,118         (19,887)        (111,058)
Earnings (Loss) per Common Share                        0.03           (0.12)           (0.92)
Diluted Earnings per Common Share                       0.03             N/A              N/A
Cash Provided by (used for)
  Operating Activities(1)                             14,708           8,647           (9,361)
Capital Expenditures                                  10,621          10,971           21,662
Weighted-Average Number of
  Common Shares Outstanding
  After Bonus Element                                211,411         169,074          120,166

Number of Common Shares                              285,790         193,281           93,848
Outstanding
(1) Before changes in non-cash working capital items.

BALANCE SHEET DATA                                              As at December 31,
                                                 -----------------------------------------------
                                                      2003            2002            2001
                                                 --------------  --------------  ---------------

Working Capital                                       36,147          22,284            5,048
Total Assets                                         175,635         223,380          251,569
Total Debt                                            25,846          78,665           80,406
Total Long-Term Liabilities                           29,889          62,957           62,084
Shareholders' Equity (Net Assets)                    113,699          95,596           98,576
Net Debt to Net Debt plus Equity                          15%             43%              44%
Book Value per Common Share                             0.40            0.49             1.05

Capital Stock                                        287,743         257,759          239,214
Cash Dividends per Common Share                         0.00            0.00             0.00

        SENSITIVITY TO METAL PRICES

The Company's earnings, cash flow and common share price are highly sensitive to the price of zinc. The following table sets forth the average LME cash prices for zinc, copper and lead, the London PM fix for gold and silver, and the US$/C$ exchange rates for 2003, 2002 and 2001.


------------------------------------------ ------------- ------------- --------------
                                                2003         2002           2001
------------------------------------------ ------------- ------------- --------------
Zinc (US$/pound)                                $0.38        $0.35          $0.40
------------------------------------------ ------------- ------------- --------------
Lead (US$/pound)                                $0.23        $0.21          $0.22
------------------------------------------ ------------- ------------- --------------
Copper (US$/pound)                              $0.81        $0.71          $0.72
------------------------------------------ ------------- ------------- --------------
Gold (US$/ounce)                                 $364         $310           $271
------------------------------------------ ------------- ------------- --------------
Silver (US$/ounce)                              $4.88        $4.60          $4.37
------------------------------------------ ------------- ------------- --------------
Exchange rate (US$1.00/Cdn$) yearly            1.4004       1.5701         1.5490
average
------------------------------------------ ------------- ------------- --------------

The following table illustrates the sensitivity of earnings and cash flow to changes in metal prices and in the US$/C$ exchange rate based on production estimates for 2004, and on a US$/C$ exchange rate of $0.75/$1.00.

------------------------------------------------------------------------------- ---------------
                                                                                 Sensitivities
                                                                                 (Cdn$
                                                                                 thousands)
------------------------------------------------------------------------------- ---------------
Zinc (US$0.01/pound)                                                                3,010
------------------------------------------------------------------------------- ---------------
Lead (US$0.01/pound)                                                                  315
------------------------------------------------------------------------------- ---------------
Copper (US$0.01/pound)                                                                 72
------------------------------------------------------------------------------- ---------------
Silver (US$0.10/ounce)                                                                174
------------------------------------------------------------------------------- ---------------
Gold (US$10.00/ounce)                                                                 436
------------------------------------------------------------------------------- ---------------
Exchange rate (US$0.01/Cdn$1.00)*                                                     763
------------------------------------------------------------------------------- ---------------
*When the Canadian dollar weakens against the US dollar earnings would increase.

        SENSITIVITY TO SMELTER TREATMENT CHARGES

The Company sells zinc, lead and copper concentrates to smelters in various parts of the world including Europe, Asia and the Americas. Smelters charge the Company for treating the zinc, lead and copper concentrates. Treatment charges vary according to the world demand for concentrates. In 2004, there should continue to be downward pressure on zinc concentrate treatment charges as the world zinc smelting capacity continues to exceed mine production. It is expected that the overall demand for zinc concentrates should remain strong in 2004.

The following table outlines the sensitivity to changes in the average treatment charges based on production estimates for 2004 and is based on a US$/C$ exchange rate of $0.75/$1.00.


------------------------------------------------------------------------------- ---------------
                                                                                 Sensitivities
                                                                                 (Cdn$
                                                                                 thousands)
------------------------------------------------------------------------------- ---------------
Zinc concentrate (US$5.00 per tonne)                                                1,973
------------------------------------------------------------------------------- ---------------
Lead concentrate (US$5.00 per tonne)                                                  154
------------------------------------------------------------------------------- ---------------
Copper concentrate (TC US$10.00 per tonne, RC US$0.01 per pound)                      313
------------------------------------------------------------------------------- ---------------

STATEMENT OF OPERATIONS REVIEW - 2003 AND 2002

        GROSS SALES REVENUE

Sales of zinc, lead and copper concentrate decreased by 28 percent in 2003 from 2002 (378,164 tonnes compared with 523,330 tonnes).

-------------------------------------------------- ------------ -------------
SALES BY METAL IN CONCENTRATE                           2003        2002
-------------------------------------------------- ------------ -------------
Zinc - tonnes                                         149,850      206,631
-------------------------------------------------- ------------ -------------

-------------------------------------------------- ------------ -------------
SALES BY METAL IN CONCENTRATE                           2003        2002
-------------------------------------------------- ------------ -------------
Lead - tonnes                                          11,533       17,977
-------------------------------------------------- ------------ -------------
Copper - tonnes                                         3,909        5,447
-------------------------------------------------- ------------ -------------
Gold - ounces                                          22,952       25,364
-------------------------------------------------- ------------ -------------
Silver - ounces                                     1,328,903    2,226,474
-------------------------------------------------- ------------ -------------

Gross sales revenue decreased by $97.8 million due to less concentrate available for sale, mainly resulting from the closure of the Nanisivik mine in September 2002, ($75.3 million) and the stronger Canadian dollar ($22.5 million).

-------------------------------------------------- ------------ -------------
GROSS SALES REVENUE BY METAL ($ THOUSANDS)              2003        2002
-------------------------------------------------- ------------ -------------
Zinc (US)                                             120,547      160,223
-------------------------------------------------- ------------ -------------
Lead (US)                                               5,403        8,397
-------------------------------------------------- ------------ -------------
Copper (US)                                             6,905        8,688
-------------------------------------------------- ------------ -------------
Gold (US)                                               8,109        7,781
-------------------------------------------------- ------------ -------------
Silver (US)                                             6,106       10,111
-------------------------------------------------- ------------ -------------
   Total Gross sales revenue (US)                     147,070      195,200
-------------------------------------------------- ------------ -------------
Realized exchange rate                                 1.4115       1.5643
-------------------------------------------------- ------------ -------------
   Total Gross sales revenue (Cdn)                    207,591      305,354
-------------------------------------------------- ------------ -------------

The Company periodically hedges against fluctuations in metal prices and foreign exchange with the use of various financial instruments (forward sales or options). At the end of 2003, the mark to market of the liability inherent in these instruments was $0.3 million compared with $0.7 million in 2002. These amounts are included in Gross sales revenue.

        NET REVENUE

Net revenue, the value of concentrates sold after deducting treatment charges, freight and marketing costs, decreased by 26 percent to $124.0 million in 2003 from $168.6 million in 2002. Treatment charges, the amount paid to smelters for refining concentrates to produce metal, and shipping and marketing costs decreased by 39 percent to $83.6 million in 2003 from $136.7 million in 2002. Treatment charges, shipping and marketing expenses were $220 per tonne of concentrate sold in 2003 compared with $263 per tonne in 2002. This improvement was due to the tightness of the zinc concentrate market globally, which allowed the Company to secure lower smelter treatment charges, and the stronger Canadian dollar, as these costs are denominated in US dollars.

        OPERATING COSTS

Direct operating costs were $103.2 million in 2003 compared with $147.7 million in 2002, 30 percent lower. Concentrate sold in 2003 was 378,164 tonnes compared with 523,330 tonnes in 2002 due primarily to the closure of the Nanisivik mine in 2002.

The total cash cost per pound of payable zinc, which includes all minesite cash costs, treatment charges, ocean freight and other marketing costs, net of by-product credits, was US$0.32 at an average LME zinc price of US$0.38 in 2003. This compares with US$0.32 at an average LME zinc price of US$0.35 in 2002.

-------------------------------------------------- ------------ -------------
Direct Operating Costs ($ millions)                     2003         2002
-------------------------------------------------- ------------ -------------
Bouchard-Hebert                                         38.9          36.9
-------------------------------------------------- ------------ -------------
Nanisivik                                                5.9          34.5
-------------------------------------------------- ------------ -------------
Bougrine                                                17.9          22.9
-------------------------------------------------- ------------ -------------
El Mochito                                              23.9          34.2
-------------------------------------------------- ------------ -------------
El Toqui                                                16.6          19.2
-------------------------------------------------- ------------ -------------
Total                                                  103.2         147.7
-------------------------------------------------- ------------ -------------

        OTHER EXPENSES (INCOME)

Other Expenses (Income), was an income of $3.8 million in 2003 compared with an expense of $9.7 million in 2002. General and administrative expenses decreased by $1.1 million due to lower capital taxes, lower general office expenses and a one-time compensation expense of $0.6 million incurred in 2002. Interest and financing expense decreased by $1.4 million due to the reduction in debt during the year and a lower average LIBOR rate of 1.17 percent in 2003 compared with
1.80 percent in 2002. The foreign exchange gain resulting from having debt denominated in US dollars increased to $11.6 million in 2003 from $0.7 million in 2002. The carrying value of the US dollar debt is measured at the end of each period. In 2003, the Canadian dollar strengthened significantly against the US dollar from 1.5926 at the end of 2002 to 1.2924 at the end of 2003. A total of $4.4 million of the foreign exchange gain was realized when US$5.0 million and US$12.1 million of the Non-Revolving Facility were repaid in July 2003 and December 2003 respectively.

-------------------------------------------------- ------------ -------------
OTHER EXPENSES (INCOME) ($ millions)                    2003         2002
-------------------------------------------------- ------------ -------------
General and administrative                               5.1           6.2
-------------------------------------------------- ------------ -------------
Interest expense and financing                           3.3           4.8
-------------------------------------------------- ------------ -------------
Investment income                                       (0.6)         (0.6)
-------------------------------------------------- ------------ -------------
Foreign exchange                                       (11.6)         (0.7)
-------------------------------------------------- ------------ -------------
TOTAL OTHER EXPENSES (INCOME)                           (3.8)          9.7
-------------------------------------------------- ------------ -------------
Write-down of mineral property                           0.3           0.0
-------------------------------------------------- ------------ -------------
Other non-producing property (income) costs             (8.4)          0.9
-------------------------------------------------- ------------ -------------
Income and mining tax recovery                          (0.8)         (0.2)
-------------------------------------------------- ------------ -------------
TOTAL EXPENSE (INCOME)                                 (12.7)         10.4
-------------------------------------------------- ------------ -------------

        OTHER NON-PRODUCING PROPERTY (INCOME) COSTS

The activities related to Other non-producing properties generated income of $8.4 million in 2003, primarily as a result of the sale of the Lapa properties in June for $10.6 million. This compares with a cost in 2002 of $0.8 million. Other non-producing property (income) costs include care and maintenance costs for the Caribou, Langlois and Nanisivik properties, exploration costs and revenues received from optioned or sold properties.

        CASH PROVIDED FROM OPERATING ACTIVITIES (BEFORE CHANGES IN NON-CASH
            WORKING CAPITAL ITEMS) - 2003 AND 2002

Cash Provided from Operating Activities (before changes in non-cash working capital items) was $14.7 million in 2003 compared with $8.6 million in 2002.


-------------------------------------------------- ------------ -------------
($ millions)                                            2003         2002
-------------------------------------------------- ------------ -------------
Loss from mining activities                              5.6           9.5
-------------------------------------------------- ------------ -------------
Other expenses (income)                                 (3.8)          9.7
-------------------------------------------------- ------------ -------------
Non-producing property (income) costs*                  (8.4)          0.9
-------------------------------------------------- ------------ -------------
Income and mining tax (recovery)                        (0.8)         (0.2)
-------------------------------------------------- ------------ -------------
Earnings (loss) before asset valuation
adjustments                                              7.4         (19.9)
-------------------------------------------------- ------------ -------------
Write-down of properties                                 0.3           0.0
-------------------------------------------------- ------------ -------------
Net earnings (loss)                                      7.1         (19.9)
-------------------------------------------------- ------------ -------------
Reclamation expenditures                                (4.6)         (5.1)
-------------------------------------------------- ------------ -------------
Non-cash expenses                                       12.2          33.6
-------------------------------------------------- ------------ -------------
Cash Provided from Operating Activities (before
changes in non-cash working capital items)              14.7           8.6
-------------------------------------------------- ------------ -------------
 *Non-producing property (income) costs include the proceeds from the sale of the Lapa properties in 2003.

LIQUIDITY AND FINANCIAL POSITION REVIEW

        WORKING CAPITAL

Cash and cash equivalents were $6.4 million at the end of 2003, the same as at the end of 2002. This amount represents the normal working cash balance, which is maintained by varying the amount drawn under the Revolver. Working capital at the end of 2003 was $36.1 million compared with $22.3 million at the end of 2002. The improvement in working capital was directly related to improved Cash Provided from Operating Activities ($17.9 million), the completion of the Common Share issue in November for net proceeds of ($28.0 million) and the funds received ($10.6 million) from the sale of the Lapa properties.

The current working capital position and the expected cash flows from operations at the current metal prices and foreign exchange rates will be sufficient to fund all debt obligations and planned capital expenditures in 2004. Tables earlier in this section show the approximate sensitivity of the Company's earnings and cash flows to variations in metal prices, the US/Canadian dollar exchange rate and treatment charges, based on current plans for 2004 and assuming the changes were to remain in effect for the full year. Capital expenditures were $10.6 million in 2003 compared with $11.0 million in 2002. For 2004 capital expenditures are forecast to be $15.4 million.

        CURRENT ASSETS

Current assets decreased to $68.2 million in 2003 from $87.1 million at the end of 2002. The largest component of the reduction came from reduced Accounts receivable - concentrate ($9.6 million). This was due to the closure of the Nanisivik mine, the timing of the shipments of concentrate from the various mine sites and the effect of the stronger Canadian dollar on the US dollar based amounts. The closure of the Nanisivik mine and the effect of the stronger Canadian dollar also contributed to reduce Supplies inventory by $5.2 million. It is expected that a future tax asset of $1.2 million will be realized in 2004.

        CURRENT LIABILITIES

Current liabilities decreased to $32.0 million at the end of 2003, from $64.8 million at the end of 2002. Of this decrease, Accounts payable and accrued liabilities and Short-term debt including current portion of long-term debt were lower by $6.1 million and $19.9 million respectively. Provisional payments for concentrate inventory shipped but not priced decreased by $6.6 million. These provisional payments represent contractual payments from customers for concentrates shipped but not yet recognized as sales pending pricing.

        LONG-TERM LIABILITIES

A Deferred Royalty of $1.3 million was setup in 2003 for the advance of a non-refundable royalty payment (US$1.0 million) received on the sale of the Lapa properties in June. This amount will be taken into revenue when the royalty is earned as per the sale agreement.

Long-term debt at the end of 2003 was $15.5 million compared with $48.4 million at the end of 2002. The reduction reflects the repayments of US$5.0 million ($6.9 million) and US$12.1 million ($15.7 million) in July and December respectively, the reclassification of a portion of the Non-Revolving Facility ($1.7 million) to current liabilities and the balance due to the effect of the stronger Canadian dollar when translating US$ denominated debt.

Reclamation and closure cost accruals decreased by $1.6 million in 2003 due to $2.5 million of actual expenditures at the Nanisivik mine partially offset by additional accruals set up for the other mines.

        DEBT

As at December 31, 2003, the Company's total borrowings were $25.8 million, down 67 percent from the $78.7 million at the end of 2002. Of the total debt, the Credit Facility included:

1. US$12.1 million, the balance of the Non-Revolving Facility, (US$29.1 million at December 31, 2002); and
2.      US$5.0 million, drawn from the Revolver (US$16.0 million at December
        2002).

The Revolver can be drawn as required based upon approximately 90 percent of the value of accounts receivable and 75 to 90 percent of concentrate inventory value at any time depending on the inventory's location.

The Credit Facility was repayable in full on January 2, 2004. In November of 2003, the Company renegotiated the terms of the Credit Facility. The new terms extended the due date of the Non-Revolving Facility to January 2, 2009, with 54 equal monthly principal payments starting in July 2004. As part of the extension, the Revolver was extended to January 2, 2005, and is subject to annual renewal. The Revolver cap was reduced to US$25.0 million from US$30.0 million. Interest rates remained unchanged.

The Non-Revolving Facility was repaid in full in February 2004.

In addition to the above Credit Facility, the Company had miscellaneous unsecured debt totalling $3.8 million at the end of 2003 compared with $7.5 million at the end of 2002. Of this amount, $0.6 million was in the form of a prepayment for zinc concentrates by a customer of the Company ($3.2 million at the end of 2002) which is to be settled in the first quarter of 2004 and $1.0 million associated with previous financing activities owed to Dundee Securities Corporation (unchanged from 2002) which was paid in February 2004.

        SOURCES AND USES OF CASH

The net cash received from investing activities was $1.3 million in 2003 and composed of the following:

o    $10.6 million received for the sale of the Lapa properties,
o $1.3 million on the return of cash deposits for future reclamation (replaced with Letters of Credit),

o $10.6 million used for capital expenditures at the mine sites of which principal expenditures were $5.7 million for El Toqui's mill expansion and $2.6 million at El Mochito for environmental engineering and mine development.

        EQUITY

During 2003, the Company issued 92,509,000 Common Shares for net proceeds of $30.0 million compared with 99,433,000 Common Shares for net proceeds of $18.5 million in 2002. The majority of the 2003 proceeds ($28.0 million) were received for the issuance of 85.8 million Common Shares in November pursuant to a subscription receipt offer in October. These funds were used to repay US$12.1 million of the Company's Non-Revolving Facility with the balance to be used for working capital. The majority of the 2002 net proceeds ($17.6 million) were raised pursuant to a rights offering in May for 94.5 million Common Shares, these funds were used for working capital. At the end of 2003, the Company had issued and outstanding Common Shares of approximately 285.8 million compared with 193.3 million at the end of 2002.

Shareholders' equity as at December 31, 2003, was $113.7 million compared with $95.6 million as at December 31, 2002 reflecting a net profit of $7.1 million for 2003 plus $30.0 million of proceeds from the issue of Common Shares during the year offset by a reduction in Cumulative translation adjustments of $18.4 million.

OPERATING REVIEW - 2003 and 2002

The following table summarizes financial results for each of the Company(1)s operating mines. Although Nanisivik closed in September of 2002 sales continued into 2003.

--------------------------- -------------------- -----------------  ------------------- --------------------
                                                   Contribution
                                                   (Loss) From                           Capital
                              Gross Revenue        Mining            Non-cash            Expenditures
                                                   Activities(1)     Costs(2)
--------------------------- -------------------- -----------------  ------------------- --------------------
($ millions)                    2003      2002     2003     2002      2003       2002     2003       2002
---------------------------  ---------- -------- -------- --------  --------- --------- --------- ----------
Bouchard-Hebert                75.7       81.9      0.2      3.0       10.1       9.7      0.0       1.7
---------------------------  ---------- -------- -------- --------  --------- --------- --------- ----------
Bougrine                       33.3       40.9     (6.5)    (8.5)       8.8       8.1      0.6       2.0
---------------------------  ---------- -------- -------- --------  --------- --------- --------- ----------
El Mochito                     53.9       69.5      3.9     (2.9)       4.7       6.8      2.6       2.3
---------------------------  ---------- -------- -------- --------  --------- --------- --------- ----------
El Toqui                       34.3       44.1     (1.5)     0.6        2.3       2.6      5.7       2.9
---------------------------  ---------- -------- -------- --------  --------- --------- --------- ----------
Nanisivik                      11.5       69.0     (0.2)    (1.6)       0.0       3.2      0.0       0.0
---------------------------  ---------- -------- -------- --------  --------- --------- --------- ----------
Langlois                        0.0        0.0      0.0      0.0        0.0       0.0      1.7       0.9
---------------------------  ---------- -------- -------- --------  --------- --------- --------- ----------
Unallocated                    (1.1) (3)   0.0     (1.5)    (0.1)       0.4       0.0      0.0       0.0
---------------------------  ---------- -------- -------- --------  --------- --------- --------- ----------
Total                         207.6      305.4     (5.6)    (9.5)      26.3      30.4     10.6       9.8
---------------------------  ---------- -------- -------- --------  --------- --------- --------- ----------
1) After non-cash costs.
2) Depreciation, depletion and reclamation costs.
3) Net realised from metal hedging activity.

        PRODUCTION STATISTICS

Production for the years ended December 31, 2003 and 2002 is shown in the tables below.

Production of zinc in concentrate in 2003 decreased by 24 percent from 2002 due to the closure of the Nanisivik mine in September 2002. Production of zinc in concentrate at the four mines operating in 2003 was only 1 percent lower than 2002 levels (364.7 million pounds compared with 368.6 million pounds).

--------------------------------------------------------------------- --------------- ---------------
ZINC PRODUCTION (MILLION POUNDS OF ZINC CONTAINED IN                       2003             2002
CONCENTRATE)
--------------------------------------------------------------------- --------------- ---------------
Bouchard-Hebert                                                         118.7           112.9
--------------------------------------------------------------------- --------------- ---------------
Bougrine                                                                77.1            74.3
--------------------------------------------------------------------- --------------- ---------------
El Mochito                                                              96.5            102.2
--------------------------------------------------------------------- --------------- ---------------
El Toqui                                                                72.4            79.2
--------------------------------------------------------------------- --------------- ---------------
Nanisivik                                                               0               109.1
--------------------------------------------------------------------- --------------- ---------------
Total zinc production                                                   364.7           477.7
--------------------------------------------------------------------- --------------- ---------------

--------------------------------------------------------------------- -------------------------------
ALL MINES                                                             -------------------------------
                                                                           2003(1)         2002(2)
--------------------------------------------------------------------- --------------- ---------------
Ore Milled (tonnes)                                                     2,586,180       3,077,811
--------------------------------------------------------------------- --------------- ---------------
  Zinc (%)                                                              7.2             7.8
--------------------------------------------------------------------- --------------- ---------------
Concentrate Production
--------------------------------------------------------------------- --------------- ---------------
  Zinc (tonnes)                                                         310,337         403,661
--------------------------------------------------------------------- --------------- ---------------
  Copper (tonnes)                                                       23,781          37,680
--------------------------------------------------------------------- --------------- ---------------
  Lead (tonnes)                                                         20,220          18,747
--------------------------------------------------------------------- --------------- ---------------
  Gold (tonnes)                                                         2,575           5,424
--------------------------------------------------------------------- --------------- ---------------
Metal in Concentrates
--------------------------------------------------------------------- --------------- ---------------
  Zinc (tonnes)                                                         165,422         216,663
--------------------------------------------------------------------- --------------- ---------------
  Copper (tonnes)                                                       3,710           6,055
--------------------------------------------------------------------- --------------- ---------------
  Lead (tonnes)                                                         13,516          12,693
--------------------------------------------------------------------- --------------- ---------------
  Silver (ounces)                                                       2,225,728       2,957,221
--------------------------------------------------------------------- --------------- ---------------
  Gold (ounces)                                                         26,220          24,804
--------------------------------------------------------------------- --------------- ---------------
Minesite Operating Cash Costs
--------------------------------------------------------------------- --------------- ---------------
  Per tonne milled (US$)                                                28.31           27.18
--------------------------------------------------------------------- --------------- ---------------
Total Cash Costs
--------------------------------------------------------------------- --------------- ---------------
  Per pound payable zinc (US$)                                          0.32            0.32
--------------------------------------------------------------------- --------------- ---------------
(1) 2003 includes production from Bouchard-Hebert, Bougrine, El Mochito and El Toqui.
(2) 2002 includes production from Bouchard-Hebert, Bougrine, El Mochito, El Toqui and Nanisivik.

     BOUCHARD-HEBERT MINE

Production of zinc metal in concentrate at Bouchard-Hebert increased by 5 percent in 2003 from 2002 due to record milled tonnage, improved zinc recovery and an improved zinc concentrate grade. The copper metal in concentrate was lower than in 2002 due to mining in the upper portions of the deposit where copper grades were lower. The copper recovery and concentrate grade were lower in 2003 than 2002 due to the decreased copper head grade resulting in a 39 percent reduction of copper in concentrate in 2003 compared with 2002.

------------------------------------------------------------------------------
PRODUCTION STATISTICS                              YEAR ENDED DECEMBER 31,
---------------------------------------------- --------------- ---------------
                                                        2003            2002
---------------------------------------------- --------------- ---------------
Ore Milled (tonnes)                                1,082,833       1,050,009
---------------------------------------------- --------------- ---------------
  Zinc (%)                                               5.6             5.6
---------------------------------------------- --------------- ---------------
  Copper (%)                                             0.4             0.7
---------------------------------------------- --------------- ---------------
  Silver (grams/tonne)                                    36              39
---------------------------------------------- --------------- ---------------
  Gold (grams/tonne)                                     1.2             1.2
---------------------------------------------- --------------- ---------------
Concentrate Production
---------------------------------------------- --------------- ---------------
  Zinc (tonnes)                                       98,149          94,914
---------------------------------------------- --------------- ---------------
    Recovery (%)                                        89.5            87.6
---------------------------------------------- --------------- ---------------
    Grade (%)                                           54.9            53.9
---------------------------------------------- --------------- ---------------
  Copper (tonnes)                                     23,781          37,680
---------------------------------------------- --------------- ---------------

------------------------------------------------------------------------------
PRODUCTION STATISTICS                              YEAR ENDED DECEMBER 31,
---------------------------------------------- --------------- ---------------
                                                        2003            2002
---------------------------------------------- --------------- ---------------
    Recovery (%)                                        80.4            85.2
---------------------------------------------- --------------- ---------------
    Grade (%)                                           15.6            16.1
---------------------------------------------- --------------- ---------------
Metal in Concentrates
---------------------------------------------- --------------- ---------------
  Zinc (tonnes)                                       53,844          51,197
---------------------------------------------- --------------- ---------------
  Copper (tonnes)                                      3,710           6,055
---------------------------------------------- --------------- ---------------
  Silver (ounces)                                    361,568         446,755
---------------------------------------------- --------------- ---------------
  Gold (ounces)                                       23,686          20,122
---------------------------------------------- --------------- ---------------
Minesite Operating Cash Costs
---------------------------------------------- --------------- ---------------
  Per tonne milled (C$)                                34.80           34.99
---------------------------------------------- --------------- ---------------
Total Cash Costs
---------------------------------------------- --------------- ---------------
  Per pound of payable zinc (US$)                       0.30            0.28
---------------------------------------------- --------------- ---------------

     BOUCHARD-HEBERT MINE OUTLOOK

The tonnes to be processed in 2004 is forecast to drop modestly from 2003 (1.025 million from 1.082 million); however, the zinc head grade is expected to increase by 11 percent, while the copper head grade is expected to remain constant year over year. Production of zinc metal in concentrate is planned to increase in 2004, while copper, gold and silver will be slightly lower. These grade forecasts are consistent with the mining sequences in the life-of-mine plan.

In line with the life-of-mine plan is the expected closure of the mine near the end of the first quarter 2005. As a result of the pending closure, there were no capital expenditures in 2003 compared with $1.7 million in 2002 and there will be no capital expenditures required in 2004. Preliminary reclamation work will begin in the fourth quarter of 2004.

The Company will continue its diamond-drilling program on two known anomalies in close proximity to the mine and will carry out geophysics and other exploration activities in the area of the mine. The current program is focussed on the targets with the greatest potential to be a future source of mill feed through the existing mine infrastructure. If the Company is successful in its efforts this could extend the life of the mine but it will not prevent a temporary closure due to the time requirements to develop a zone if found.

     BOUGRINE MINE

The tonnes milled at Bougrine decreased in 2003 from 2002 due to a change in the shift schedules of the milling operations. In the third quarter of 2003, milling operations were rescheduled to five days per week to allow for the surface stockpiling of ore in order to blend the feed to the mill. The purpose of blending the mill feed is to ensure maximum metallurgical recovery. The zinc head grade increased in 2003 as a result of correcting ground control conditions experienced in 2002, which correction resulted in an improved supply of mill feed from the higher-grade F-3 zone. As a result, production of zinc metal in concentrate increased by 4 percent. Lead grades and lead metal in concentrate remained unchanged between 2003 and 2002.

------------------------------------------------------------------------------
PRODUCTION STATISTICS                              YEAR ENDED DECEMBER 31,
---------------------------------------------- --------------- ---------------
                                                    2003             2002
---------------------------------------------- --------------- ---------------
Ore Milled (tonnes)                                  410,961         423,414
---------------------------------------------- --------------- ---------------
  Zinc (%)                                              10.4             9.7
---------------------------------------------- --------------- ---------------
  Lead (%)                                               1.5             1.5
---------------------------------------------- --------------- ---------------
Concentrate Production
---------------------------------------------- --------------- ---------------
  Zinc (tonnes)                                       64,036          61,656
---------------------------------------------- --------------- ---------------
    Recovery (%)                                        81.8            81.8
---------------------------------------------- --------------- ---------------
    Grade (%)                                           54.6            54.7
---------------------------------------------- --------------- ---------------
  Lead (tonnes)                                        6,900           6,859
---------------------------------------------- --------------- ---------------
    Recovery (%)                                        74.7            75.1
---------------------------------------------- --------------- ---------------
    Grade (%)                                           65.2            66.6
---------------------------------------------- --------------- ---------------
Metal in Concentrates
---------------------------------------------- --------------- ---------------
  Zinc (tonnes)                                       34,964          33,706
---------------------------------------------- --------------- ---------------
  Lead (tonnes)                                        4,502           4,565
---------------------------------------------- --------------- ---------------
Minesite Operating Cash Costs
---------------------------------------------- --------------- ---------------
  Per tonne milled (US$)                               35.81           32.19
---------------------------------------------- --------------- ---------------
Total Cash Costs
---------------------------------------------- --------------- ---------------
  Per pound payable zinc (US$)                          0.35            0.36
---------------------------------------------- --------------- ---------------

     BOUGRINE MINE OUTLOOK

While the zinc head grade will remain the same in 2004 as in 2003, the tonnes to be processed are estimated to be 375,800 compared with 411,000 in 2003, a 9 percent reduction. The zinc metal contained in concentrate will drop accordingly. However, the lead head grade is expected to increase in 2004 and will result in an increase of approximately 10 percent of lead metal contained in concentrate.

Capital expenditures were 70 percent lower in 2003 than 2002 at $0.6 million. No further capital expenditures are anticipated at the mine because the F-2 and F-3 ore zones, the primary sources of mill feed at Bougrine, are expected to be depleted by the end of the second quarter of 2005. The Company is, however, presently drilling on the Bou Khil property 38 road kilometers from the Bougrine mill, where zinc and lead resources of approximately 0.5 million tonnes have been identified. The Company expects to determine the worthiness of these resources as a mill feed source by the end of the third quarter of 2004. In addition, the Company is exploring the possibility of converting the Bougrine mill to a cement mill grinding plant, producing a finished product. Cement clinker would be purchased from a local cement plant in the area and crushed, ground and the final cement product bagged in the Bougrine mill. It is anticipated that the Bougrine mill, after a suitable conversion, could produce up to 500,000 tonnes of cement annually with the finished product transported by rail to the Company's storage building at the Port of Rades near Tunis and, from there, shipped to customers in the Mediterranean area. A full feasibility is planned for completion by early in the third quarter of 2004.

     EL MOCHITO MINE

Production of zinc metal in concentrate at El Mochito decreased by 5 percent in 2003 compared with 2002 as a result of lower ore production and grades. The lead metal in concentrate production increased by 11 percent over the same period in 2002 due to the increased head grade.

------------------------------------------------------------------------------
PRODUCTION STATISTICS                              YEAR ENDED DECEMBER 31,
---------------------------------------------- --------------- ---------------
                                                    2003             2002
---------------------------------------------- --------------- ---------------
Ore Milled (tonnes)                                  652,085         663,385
---------------------------------------------- --------------- ---------------
  Zinc (%)                                               7.3             7.5
---------------------------------------------- --------------- ---------------
  Lead (%)                                               1.7             1.5
---------------------------------------------- --------------- ---------------
  Silver (grams/tonne)                                    87              90
---------------------------------------------- --------------- ---------------
Concentrate Production
---------------------------------------------- --------------- ---------------
  Zinc (tonnes)                                       84,045          88,697
---------------------------------------------- --------------- ---------------
    Recovery (%)                                        92.0            93.0
---------------------------------------------- --------------- ---------------
    Grade (%)                                           52.1            52.2
---------------------------------------------- --------------- ---------------
  Lead (tonnes)                                       13,320          11,888
---------------------------------------------- --------------- ---------------
    Recovery (%)                                        81.9            80.6
---------------------------------------------- --------------- ---------------
    Grade (%)                                           67.7            68.4
---------------------------------------------- --------------- ---------------
Metal in Concentrates
---------------------------------------------- --------------- ---------------
  Zinc (tonnes)                                       43,766          46,339
---------------------------------------------- --------------- ---------------
  Lead (tonnes)                                        9,014           8,128
---------------------------------------------- --------------- ---------------
  Silver (ounces)                                  1,638,465       1,700,034
---------------------------------------------- --------------- ---------------
Minesite Operating Cash Costs
---------------------------------------------- --------------- ---------------
  Per tonne milled (US$)                               29.96           28.40
---------------------------------------------- --------------- ---------------
Total Cash Costs
---------------------------------------------- --------------- ---------------
  Per pound payable zinc (US$)                          0.29            0.32
---------------------------------------------- --------------- ---------------

     EL MOCHITO MINE OUTLOOK

For 2004, the zinc head grade is expected to drop slightly, while the lead and silver head grades will remain about the same as in 2003. The tonnes to be processed will be the same as in 2003 resulting in a drop in the zinc metal contained in concentrate.

Capital expenditures for 2004 will be US$3.7 million (up substantially from US$1.8 million spent in 2003). The primary focus will be on mine equipment, mine development and exploration, and preliminary work on a new tailings' disposal site. The Company has launched an accelerated development and exploration program on several promising in-mine targets to increase reserves and resources. As well, a cost improving mine-pumping plan will be implemented.

     EL TOQUI MINE

The milled tonnage at El Toqui increased due to improved operating efficiencies in the new plant. The 2003 milled tonnage was a new record for the operation. As well, a new crushing plant, which was commissioned in July 2003, aided in improving the delivery of crushed material to the grinding plant. Zinc and gold head grades in 2003 were lower than in 2002 resulting in an 8 percent decrease in zinc production and a 46 percent decrease in gold production.

The gold grades were lower due to a delay in reaching the high-grade Aserradero area caused by water inflow. The matter was rectified by the end of 2003 and gold grades are expected to be higher in 2004. Metallurgical improvements initiated in 2002 continued with both the zinc recovery and concentrate grade being at record levels in 2003.

Capital expenditures were $5.7 million in 2003, 97 percent higher than 2002 expenditures with the majority spent on the mill expansion.

------------------------------------------------------------------------------
PRODUCTION STATISTICS                              YEAR ENDED DECEMBER 31,
---------------------------------------------- --------------- ---------------
                                                    2003             2002
---------------------------------------------- --------------- ---------------
Ore Milled (tonnes)                                  440,301         424,459
---------------------------------------------- --------------- ---------------
  Zinc (%)                                               8.1             9.2
---------------------------------------------- --------------- ---------------
  Gold (grams/tonne)                                     0.3             0.7
---------------------------------------------- --------------- ---------------
Concentrate Production
---------------------------------------------- --------------- ---------------
  Zinc (tonnes)                                       64,107          70,752
---------------------------------------------- --------------- ---------------
    Recovery (%)                                        92.5            92.1
---------------------------------------------- --------------- ---------------
    Grade (%)                                           51.2            50.8
---------------------------------------------- --------------- ---------------
  Gold (tonnes)                                        2,575           5,424
---------------------------------------------- --------------- ---------------
    Recovery (%)                                        31.8            49.9
---------------------------------------------- --------------- ---------------
    Grade (grams/tonne)                                 17.7            26.9
---------------------------------------------- --------------- ---------------
Metal in Concentrates
---------------------------------------------- --------------- ---------------
  Zinc (tonnes)                                       32,848          35,907
---------------------------------------------- --------------- ---------------
  Gold (ounces)                                        2,534           4,682
---------------------------------------------- --------------- ---------------
  Silver (ounces)                                    225,695         282,383
---------------------------------------------- --------------- ---------------
Minesite Operating Cash Costs
---------------------------------------------- --------------- ---------------
  Per tonne milled (US$)                               27.38           26.04
---------------------------------------------- --------------- ---------------
Total Cash Costs
---------------------------------------------- --------------- ---------------
  Per pound payable zinc (US$)                          0.36            0.32
---------------------------------------------- --------------- ---------------

     EL TOQUI MINE OUTLOOK

Improvements in operating efficiencies at El Toqui have been ongoing, as has the expansion of the milling facilities. In July 2003, the new crushing plant installation was completed and the corresponding expansions in the grinding, de-watering and tails handling circuits are expected to be complete by June of 2004. Once complete, the annual processing capacity will be increased to 550,000 tonnes from 440,000 tonnes. Nonetheless, in 2004 only a modest increase in mill throughput is expected due to allowances for commissioning the new systems and ramping up to the increased tonnage level. While the zinc metal contained in concentrate will not change appreciably in 2004 from 2003, gold output will increase as mining activities move into the gold rich Aserradero zone. During 2004 the gold output is expected to increase to 20,000 ounces compared with 2,500 ounces in 2003.

With the resurgence of the zinc price in late 2003 the Company placed a renewed emphasis on exploration in the mineral rich Toqui District and will be quite aggressive in 2004 unlike in the past three years. New targets identified following extensive geochem surveys over the past few years will be explored by way of diamond-drilling. These targets are all within the overall area known to host zinc mineralization at El Toqui, which is an area about 4.5 by 3.5 kilometres. Capital expenditures, as a result of increased exploration and development activities, will be US$2.7 million compared with US$1.3 million in 2003.

     LANGLOIS

The Langlois mine was placed on care and maintenance in November 2000 pending the resolution of an ore pass problem and an improvement in the price of zinc. A feasibility study to reopen the Langlois mine including a technical resolution for the ore pass was completed by SRK in August 2001 (the "2001 SRK Report"), following an extensive drilling program of Zone 97.

In April 2003, the Company completed an in-fill drill program of 28 holes (11,511 metres) to further delineate and upgrade mineral resources to mineral reserves in Zone 97 at the Langlois mine. The results of the in-fill drill program show a 25 percent increase in mineral reserves, which added a further year's production to the expected life of the Langlois mine. In total, the mineral reserves for Zone 97 increased by 419,600 tonnes at a grade of 8.1 percent zinc, 1.7 percent copper, 46.9 grams of silver per tonne and 0.1 grams of gold per tonne. The mineral reserves and resources for Zones 3 and 4 have not changed.

Following the 2003 in-fill drill program, SRK updated the 2001 SRK Report in June 2003 (the "2003 SRK Report") to include the new mineral reserves in Zone
97. The 2003 SRK Report estimates that the total net pre-tax cash flow will be $71.1 million based on the metal prices shown in the table set out below. The pre-tax internal rate of return is to 25.3 percent, and the pre-tax net present value at 8.0 percent is $30.9 million.

The following table sets forth the metal prices and exchange rate used in the 2003 SRK Report:

                   Zinc                         US$0.50/lb
                   Copper                       US$0.80/lb
                   Silver                       US$5.00/oz
                   Gold                         US$343/oz
                   Exchange Rate                US$0.70/Cdn$

Based on these price assumptions, the 2003 SRK Report determined the operating cost per pound of payable zinc including smelting, shipping and by-product credits for copper and precious metals to be US$0.38.

It was estimated in the 2003 SRK Report that $38.2 million in capital is required over the life of the mine of which approximately $16.4 million must be expended on development prior to the start of production at the Langlois mine. The aggregate operating cost to mine gate is estimated at $55.61 per tonne milled over the life of the Langlois mine. The estimated capital cost prior to the start of production of $16.4 million excludes working capital and capital contingencies.

When a long-term zinc price of US$0.45 per pound is assumed in the 2003 SRK Report, the total net pre-tax cash flow decreases to $41.5 million, the pre-tax internal rate of return decreases to 15.2 percent and the pre-tax net present value at 8.0 percent decreases to $12.6 million. Based on this price assumption, the 2003 SRK Report sets the operating cost per pound of payable zinc including smelting, shipping and by-product credits for copper and precious metals at US$0.36.

The difference between the operating cost per pound, $0.36 versus $0.38 in the two SRK reports is due to lower treatment charges related to the de-escalator from a lower zinc price assumption ($0.45 versus $0.50 per pound).

     LANGLOIS OUTLOOK

As a result of the recent metal price increase and improved working capital position the Company is planning to commence re-development of the mine by mid-year 2004. It is anticipated the development program will take approximately 18 months, with full production targeted for the first quarter of 2006. Over an eight year mine life it is expected that the mine will produce 358,000 tonnes of zinc metal in concentrate, 27,000 tonnes of copper metal in concentrate and 2,200,000 ounces of silver metal in concentrate.

     NANISIVIK MINE

The Nanisivik mine was permanently closed in September 2002.

The Nunavut Water Board (NWB) issued a renewal water license on October 10, 2002, to cover the period October 1, 2002, to May 1, 2008, during which period all reclamation work and post-closure monitoring will be completed. Although the final amount and form of the financial security are currently under discussion, the water license requires that CanZinco Ltd., a wholly-owned subsidiary of the Company and owner of the Nanisivik mine, post total financial security in the amount of $17.6 million. The amount of financial security recommended by the NWB is a reflection of the submissions made to them by DIAND and others on this topic and is significantly at odds with the Company's estimate of closure costs which is approximately $9.2 million. The Company continues to strongly defend its estimate of closure costs as being more realistic and indicative of the amount and nature of work to be completed. The Company's revised estimate of closure costs, based on the revised closure and reclamation plan must be filed with the NWB no later than March 31, 2004.

Of the amount of financial security mandated by the NWB (i.e. $17.6 million), $5.0 million was previously posted pursuant to the expired water license in the form of a surety bond. That bond was scheduled to and did expire in July 2003 and was not replaced. Discussions regarding the full amount of financial security required are ongoing with DIAND.

Reclamation activities at Nanisivik commenced during 2002, continued throughout 2003 and will continue again throughout 2004 as permitted by the NWB, pending their review and acceptance of a final closure and reclamation plan. Throughout 2003 many technical reports were prepared, reviewed and amended accordingly, taking into consideration the views of the technical staff of the NWB and the various regulators involved as well as their retained consultants and experts. It had originally been anticipated and communicated to the NWB that the final closure plan would be filed with them on December 15, 2003. A longer than anticipated technical review process required that the Company postpone the filing of its final report until February 6, 2004, an obligation which was largely honoured with only one report to follow within ten days of the revised submission date. In response to the filed closure and reclamation report the NWB continues to finalize their arrangements for a thorough and complete technical review of the documents as well as the timing of a public hearing, most likely to occur in Arctic Bay in the second quarter of 2004. Based on the technical meetings that have been held to date and the ongoing, thorough review process, it is not anticipated that the final reclamation and closure plan will require significant modification.

The NWB estimate of closure costs set out above does not take into consideration the salvage value of the assets remaining at Nanisivik, all of which are being reviewed for possible sale. Most notably in 2003 an agreement was reached with Wolfden Resources Inc. that they would earn the right to the contents of the industrial complex (principally the mill processing equipment), four of the five electrical generators located on site, the concentrate storage facility and the ship loading equipment. In return, Wolfden has agreed to clean up those areas (i.e. industrial complex, concentrate storage facility and ship loading areas) to the satisfaction of CanZinco Ltd. and the regulators involved. Wolfden is scheduled to commence their dismantling work during the summer of 2004 with the expectation that the equipment involved will be ready for shipment during the shipping season of 2005. Wolfden has provided a $2.0 million letter of credit to the Company to secure its performance.

As well, these amounts do not take into consideration the value of equipment and supplies that were purchased and are currently located at Nanisivik, earmarked for reclamation activities, and the considerable amount of reclamation work that was completed prior to and following the closure of the mine (both 2002 and 2003).

------------------------------------------------------------------------------
PRODUCTION STATISTICS                              YEAR ENDED DECEMBER 31,
---------------------------------------------- --------------- ---------------
                                                    2003             2002
---------------------------------------------- --------------- ---------------
Ore Milled (tonnes)                                      0.0         516,544
---------------------------------------------- --------------- ---------------
  Zinc (%)                                               0.0            10.0
---------------------------------------------- --------------- ---------------
  Silver (grams/tonne)                                   0.0              42
---------------------------------------------- --------------- ---------------

------------------------------------------------------------------------------
PRODUCTION STATISTICS                              YEAR ENDED DECEMBER 31,
---------------------------------------------- --------------- ---------------
                                                    2003             2002
---------------------------------------------- --------------- ---------------
Concentrate Production
---------------------------------------------- --------------- ---------------
  Zinc (tonnes)                                          0.0          87,644
---------------------------------------------- --------------- ---------------
    Recovery (%)                                         0.0            96.0
---------------------------------------------- --------------- ---------------
    Grade (%)                                            0.0            56.5
---------------------------------------------- --------------- ---------------
Metal in Concentrate
---------------------------------------------- --------------- ---------------
  Zinc (tonnes)                                          0.0          49,514
---------------------------------------------- --------------- ---------------
  Silver (ounces)                                        0.0         528,049
---------------------------------------------- --------------- ---------------
Minesite Operating Cash Costs
---------------------------------------------- --------------- ---------------
  Per tonne milled (Cdn$)                                0.0           50.87
---------------------------------------------- --------------- ---------------
Total Cash Costs
---------------------------------------------- --------------- ---------------
  Per pound payable zinc (US$)                           0.0            0.34
---------------------------------------------- --------------- ---------------

     CARIBOU MINE

The Caribou mine remained on care and maintenance during 2003. Costs of $1.5 million were incurred in 2003 compared with $1.7 million during 2002.

     CARIBOU MINE OUTLOOK

Based on the most recent zinc and lead prices the Company is revisiting the Caribou Reopening Plan of 2000 (the "Plan"). The Plan is being updated to incorporate the current prices and exchange rates in order to determine the worth of the property.

OUTSTANDING SHARE DATA AND FULL DILUTION CALCULATION

-------------------------------------------------------------- ---------------
Common Shares or Securities Convertible into Common Shares      March 9, 2004
-------------------------------------------------------------- ---------------
Common Shares                                                     344,394,741
-------------------------------------------------------------- ---------------
Share Option Plan - Options                                        10,347,434
Weighted average exercise price $1.07.
-------------------------------------------------------------- ---------------
1,000,000 warrants granted at $0.21, expire May 8, 2005.              500,000
-------------------------------------------------------------- ---------------
30,801,410 warrants granted at $0.20, 15,400,705 expire            30,801,410
March 2, 2007  and 15,400,705 expire May 2, 2007.
-------------------------------------------------------------- ---------------
3,000,000 warrants granted at $0.19, expire March 27, 2006.         2,000,000
-------------------------------------------------------------- ---------------
FULLY DILUTED                                                     388,043,585
-------------------------------------------------------------- ---------------
Warrants granted at $1.00, expire January 28, 2009 -               28,571,429
traded on TSX
-------------------------------------------------------------- ---------------
Shares to be issued to Boliden pursuant to the acquisition         18,000,000
of BWCL*
-------------------------------------------------------------- ---------------
Warrants to be issued to Boliden pursuant to the acquisition        5,000,000
of BWCL*
-------------------------------------------------------------- ---------------
FUTURE FULLY DILUTED                                              439,615,014
-------------------------------------------------------------- ---------------
* The Company has not completed its due diligence review. Accordingly, this assumes that the transaction will be completed as proposed.

CAUTIONARY NOTE

Certain statements included in this news release are forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. They include estimates and statements that describe the Company's future plans, objectives and goals, including words to the effect that the Company or management expects a stated condition or result to occur. Such forward-looking statements involve inherent risks and uncertainties and other factors that may cause the actual results or performance to differ materially from those currently anticipated in such statements. Important factors that could cause actual results to differ materially from those currently anticipated are described above and in the Company's most recent Annual Report under "Management's Discussion and Analysis of Financial Results" and Annual Report on Form 20-F under "Risk Factors" on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities. The Company disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise.

For further information please contact:

Colin K. Benner                            Rene R. Galipeau
President and Chief Executive Officer      Executive Vice President
(416) 363-4798 Ext. 269                    And Chief Financial Officer
                                           (416) 363-4798 Ext. 260

E. Ann Wilkinson
Corporate Secretary and Investor Relations Officer
(416) 363-4798 Ext. 277


BREAKWATER RESOURCES LTD.
CONSOLIDATED BALANCE SHEETS
As at December 31, 2003 and 2002
(Expressed in thousands of Canadian dollars)

-----------------------------------------------------------------------------------------------------------
                                                                            DECEMBER 31,      December 31,
                                                                               2003              2002
===========================================================================================================
ASSETS
CURRENT ASSETS
Cash and cash equivalents                                                    $   6,388         $   6,435
Accounts receivable - concentrate                                                7,450            17,061
Other receivables                                                                5,650             6,921
Concentrate inventory                                                           21,828            25,340
Materials and supplies inventory                                                23,783            28,967
Prepaid expenses and other current assets                                        1,905             2,387
Future tax assets                                                                1,190                --
-----------------------------------------------------------------------------------------------------------
                                                                                68,194            87,111
RECLAMATION DEPOSITS                                                               100             1,387
MINERAL PROPERTIES AND FIXED ASSETS                                            107,341           134,882
-----------------------------------------------------------------------------------------------------------
                                                                             $ 175,635         $ 223,380
===========================================================================================================

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities                                     $  19,456         $  25,577
Provisional payments for concentrate inventory shipped and not priced            2,010             8,642
Short-term debt including current portion of long-term debt                     10,329            30,227
Income and mining taxes payable                                                    252               381
-----------------------------------------------------------------------------------------------------------
                                                                                32,047            64,827
DEFERRED ROYALTY                                                                 1,340                --
LONG-TERM DEBT                                                                  15,517            48,438
RECLAMATION AND CLOSURE COST ACCRUALS                                           12,070            13,697
FUTURE TAX LIABILITIES                                                             962               822
-----------------------------------------------------------------------------------------------------------
                                                                                61,936           127,784
-----------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Capital stock                                                                  287,743           257,759
Common shares to be issued                                                        --                 618
Contributed surplus                                                              1,582             1,582
Deficit                                                                       (171,737)         (178,855)
Cumulative translation adjustments                                              (3,889)           14,492
-----------------------------------------------------------------------------------------------------------
                                                                               113,699            95,596
-----------------------------------------------------------------------------------------------------------
                                                                             $ 175,635         $ 223,380
===========================================================================================================


CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT


For the Periods Ended December 31, 2003 and 2002
(Expressed in thousands of Canadian dollars except share and per share amounts)

------------------------------------------------------------------------------------------------------------------------------
                                                            INTERIM PERIODS ENDED                      DECEMBER 31,
                                                                 DECEMBER 31,
                                                           2003               2002               2003               2002
==============================================================================================================================
Gross sales revenue                                   $      51,390      $     104,212            207,591      $     305,354
Treatment and marketing costs                                21,773             46,134             83,581            136,738
------------------------------------------------------------------------------------------------------------------------------
Net revenue                                                  29,617             58,078            124,010            168,616
------------------------------------------------------------------------------------------------------------------------------

OPERATING COSTS
Direct operating costs                                       21,665             48,774            103,239            147,653
Depreciation and depletion                                    6,487              8,207             24,115             27,565
Reclamation and closure costs                                   589                (33)             2,277              2,894
------------------------------------------------------------------------------------------------------------------------------
                                                             28,741             56,948            129,631            178,112
------------------------------------------------------------------------------------------------------------------------------
CONTRIBUTION (LOSS) FROM MINING ACTIVITIES                      876              1,130             (5,621)            (9,496)
------------------------------------------------------------------------------------------------------------------------------
OTHER EXPENSES (INCOME)
General and administrative                                    1,338              2,084              5,087              6,198
Interest and financing                                        1,079              1,023              3,321              4,761
Investment and other income                                     339                (81)              (611)              (551)
Foreign exchange gain on U.S. dollar denominated debt        (1,953)              (213)           (11,578)              (669)
------------------------------------------------------------------------------------------------------------------------------
                                                                803              2,813             (3,781)             9,739
------------------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE THE FOLLOWING:                            73             (1,683)            (1,840)           (19,235)
------------------------------------------------------------------------------------------------------------------------------

Write-down of mineral properties and fixed assets               279                 --                279                 --
Other non-producing property costs (income)                     483                393             (8,396)               876
Income and mining taxes (recovery)                           (1,016)               (43)              (841)              (224)
------------------------------------------------------------------------------------------------------------------------------
                                                               (254)               350             (8,958)               652
------------------------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                                             327             (2,033)             7,118            (19,887)
DEFICIT - BEGINNING OF PERIOD                              (172,064)          (176,822)          (178,855)          (158,968)
------------------------------------------------------------------------------------------------------------------------------
DEFICIT - END OF PERIOD                               $    (171,737)     $    (178,855)          (171,737)     $    (178,855)
------------------------------------------------------------------------------------------------------------------------------

EARNINGS (LOSS) PER SHARE - BASIC                     $        0.00      $       (0.01)     $        0.03      $       (0.12)
==============================================================================================================================
DILUTED EARNINGS PER COMMON SHARE                     $        0.00      $         N/A      $        0.03      $         N/A
==============================================================================================================================
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING AFTER BONUS ELEMENT                       256,431,000        192,737,000        211,411,000        169,074,000
==============================================================================================================================

The interim periods ended December 31, 2003 and 2002 are unaudited.


CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Periods Ended December 31, 2003 and 2002
(Expressed in thousands of Canadian dollars)

---------------------------------------------------------------------------------------------------------------------
                                                            INTERIM PERIODS ENDED               DECEMBER 31,
                                                                 DECEMBER 31,
                                                            2003             2002           2003            2002
=====================================================================================================================
CASH PROVIDED FROM (USED FOR)
OPERATING ACTIVITIES
Net earnings (loss)                                       $    327        $ (2,033)       $  7,118        $(19,887)

Non-cash items:
Depreciation and depletion                                   6,487           8,207          24,115          27,565
Gain on sale of property                                        --              --         (10,336)             --
Write-down of mineral properties and fixed assets              279              --             279              --
  Foreign exchange loss (gain) on U.S. dollar
    denominated debt and other non-cash items                5,022              50          (3,133)          2,379
  Future income taxes                                       (1,024)             --          (1,050)            822
  Reclamation and closure cost accruals                        589             (33)          2,277           2,894
---------------------------------------------------------------------------------------------------------------------
                                                            11,680           6,191          19,270          13,773
Payment of reclamation and closure costs                    (1,149)         (3,097)         (4,562)         (5,126)
Changes in non-cash working capital items                   (4,653)            629           3,179         (11,198)
---------------------------------------------------------------------------------------------------------------------
                                                             5,878           3,723          17,887          (2,551)
---------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Decrease in restricted cash                                  3,950              --              --              --
Issue of common shares for cash                             29,150              59          29,316          17,907
Decrease in short-term debt                                 (3,735)         (8,867)        (18,711)         (3,495)
(Decrease) increase in long-term debt                      (29,821)          2,390         (29,821)          2,390
---------------------------------------------------------------------------------------------------------------------
                                                              (456)         (6,418)        (19,216)         16,802
---------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
  Reclamation deposits                                       1,512             (75)          1,287            (150)
  Mineral properties and fixed assets                       (2,756)         (3,849)        (10,621)        (10,971)
  Proceeds from sale of property                                --              --          10,616              --
---------------------------------------------------------------------------------------------------------------------
                                                            (1,244)         (3,924)          1,282         (11,121)
---------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH                                  4,178          (6,619)            (47)          3,130
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD              2,210          15,393           6,435           3,305
---------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS - END OF PERIOD                 $  6,388        $  8,774        $  6,388        $  6,435

=====================================================================================================================


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
  Interest                                                $    693        $    879        $  2,681        $  3,539

  Income and mining taxes                                 $    206        $    260        $    339        $    588

The interim periods ended December 31, 2003 and 2002 are unaudited.